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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

Kirby Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Table of Contents

Supplemental Information Regarding Proposal 1

(Election of Class I Directors)

On March 10, 2023, Kirby Corporation (the “Company”) filed its Definitive Proxy Statement (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (“SEC”). The Proxy Statement was filed in connection with the Company’s 2023 Annual Meeting of Stockholders to be held on April 25, 2023. The Company filed a supplement to the Definitive Proxy Statement with the SEC on March 15, 2023, which collectively with the Definitive Proxy Statement, is referred to as the “Proxy Statement”.

In the Proxy Statement, the Company inadvertently omitted the “Gender” and “Race/Ethnicity” columns from the “Board Composition & Experience” matrix. This supplement to the Proxy Statement (this “Supplement”) is being filed to provide the updated “Board Composition & Experience” matrix which includes the inadvertently omitted information, as follows:

The Board’s gender and racial diversity is 36% (4 out of 11).

Please note that, in furtherance of the Company’s goal of increasing the gender diversity of its board of directors (the “Board”), the Company appointed Susan W. Dio as a director of the Company effective January 24, 2023. As a result of her appointment to the Board, Kirby’s Board had at that time achieved 30% gender diversity. Subsequent to Ms. Dio’s appointment to the Board, on February 3, 2023, in connection with the Company’s engagement with stockholders, the Company entered into a cooperation agreement with Company stockholder JCP Investment Management, LLC, which cooperation agreement called for the appointment of Rocky B. Dewbre as a new independent member of the Board. As a result, the Board’s gender diversity decreased slightly from 30% (3 of 10) to approximately 27% (3 of 11). The Board will address this development as part of its continuing review of the gender diversity of the Board.

Glass Lewis issued its 2023 Proxy Paper on March 29, 2023 with regard to the Company’s Proxy Statement. In that Proxy Paper, Glass Lewis recommended a vote AGAINST the election of Richard J. Alario as a Class I Director and listed “Insufficient disclosure of board demographics info” in the column labeled “CONCERNS” next to its recommendation. The Company believes that the addition of the information in this Supplement fully addresses the concerns indicated by Glass Lewis in its Proxy Paper. Accordingly, the Board respectfully reasserts its recommendation that the Company’s stockholders vote FOR the election of Mr. Alario as a Class I Director. If any Company stockholder has previously voted against the election of Mr. Alario as a Class I Director, the Board hopes that they will reconsider their vote.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT